Exhibit 99.2

FOR IMMEDIATE RELEASE

JUNE 26, 2013

Contact:                                                                                                Jill McMillan, Director, Public & Industry Affairs

Phone: (214) 721-9271

Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY COMPLETES PHASE II EXPANSION OF

RIVERSIDE FACILITY IN SOUTHERN LOUISIANA

Phase II Increases Riverside’s Crude Oil Transloading Capacity

DALLAS, June 26, 2013 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ:XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ:XTXI) (the Corporation), today announced that the Partnership has completed the Phase II expansion of its Riverside facility located on the Mississippi River in southern Louisiana. The Riverside facility’s capacity to transload crude oil from railcars to the Partnership’s barge facility has increased to approximately 15,000 barrels of crude oil per day.

Phase II additions to the Riverside facility include a 100,000 barrel-per day above-ground crude oil storage tank, a rail spur with a 26-spot crude railcar unloading rack, and a crude offloading facility with pumps and metering as well as a truck unloading bay. As part of the Phase II expansion, Riverside also was modified so that sour crude can be unloaded in addition to sweet crude.

“We expect Riverside Phase II to enhance our product diversity and fee-based margin. We are pleased that the Riverside facility offers a gateway for our customers to bring stranded or discounted crude oil into the premium-priced Louisiana market,” said Barry E. Davis, Crosstex President and Chief Executive Officer.

The average annual fee-based cash flow from the Riverside expansion projects is expected to be approximately $10 million beginning in June 2013.

About the Crosstex Energy Companies

Crosstex Energy, L.P. (NASDAQ: XTEX) is an integrated midstream energy partnership headquartered in Dallas that offers diversified, tailored customer solutions spanning the energy value chain with services and infrastructure that link energy production with consumption.  XTEX operates approximately 3,500 miles of natural gas, natural gas liquids and oil pipelines, 10 natural gas processing plants and four fractionators, as well as barge and rail terminals, product storage facilities, brine disposal wells and an extensive truck fleet.  XTEX has the right platform, the right opportunities and the right people to pursue its growth-focused business strategy.

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Crosstex Energy, Inc. (NASDAQ: XTXI) owns the general partner interest, the incentive distribution rights and a portion of the limited partner interests in Crosstex Energy, L.P., as well as the majority interest in a services company focused on the Utica Shale play in the Ohio River Valley.

This press release contains forward-looking statements. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances.  These statements include, but are not limited to, statements with respect to the capabilities and financial impact of the Riverside facility expansion project and the Partnership’s and the Corporation’s financial flexibility and prospects.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s or the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements.  These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. We therefore caution you against relying on any of these forward-looking statements.  The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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